Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 21, 2015

to

INDENTURE

Dated as of March 14, 2014

Between

W. P. Carey Inc., as Issuer

and

U.S. Bank National Association, as Trustee

i

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of January 21, 2015 (this “Second Supplemental Indenture”), between W. P. Carey Inc., a Maryland corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of March 14, 2014, by and between the Company and the Trustee (the “Original Indenture” and together with the Second Supplemental Indenture, the “Indenture”).

RECITALS

The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;

The Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officer’s Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture;

The Company, Elavon Financial Services Limited, UK Branch, Elavon Financial Services Limited and U.S. Bank National Association have executed and delivered the Paying Agency Agreement dated as of January 21, 2015 to appoint Elavon Financial Services Limited, UK Branch, as Paying Agent and Transfer Agent and Elavon Financial Services Limited as Registrar;

The parties are entering into this Second Supplemental Indenture to establish the terms of the Securities created on or after the date of this Second Supplemental Indenture; and

The Company has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “2.000% Senior Notes due 2023” (hereinafter called the “Notes”) pursuant to the terms of this Second Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Second Supplemental Indenture.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby enter into this Second Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

DEFINITIONS

Section 101  Certain Terms Defined in the Indenture.

For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

Section 102  Definitions.

For all purposes of this Second Supplemental Indenture:

“Acquired Debt” means Debt of a Person:

(1)                              existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company; or

(2)                              assumed by the Company or any  of its Subsidiaries in connection with the acquisition of assets from such Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company or the date of the related acquisition, as the case may be.

“Additional Amounts” has the meaning set forth in Section 304 of this Second Supplemental Indenture.

“Annual Debt Service Charge” means, for any period, the interest expense of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP).

“Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system) or any successor thereto, is open.

“Capitalization Rate” means 7.50%.

“Certificated Notes” has the meaning set forth in Section 301(3) of this Second Supplemental Indenture.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Depositary” means any Person acting as the common depositary for Euroclear and Clearstream, which initially shall be Elavon Financial Services Limited.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Consolidated EBITDA” means the Net Income (Loss) of the Company and its Subsidiaries on a pro forma basis for the applicable period, plus (a) the sum of the following amounts of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and other non-recurring charges (and other losses on asset sales not otherwise included in extraordinary losses and other non-recurring charges), (vi) noncontrolling interests, and (vii) adjustments as a result of the straight lining of rents, less (b) extraordinary gains (including, without limitation, gains on asset sales and gains resulting from the early extinguishment of indebtedness, in each case not otherwise included in extraordinary gains) of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss).

“Corporate Trust Office of the Paying Agent” means, initially, the office of Elavon Financial Services Limited, UK Branch, located at 125 Old Broad Street, London EC2N 1AR, United Kingdom.

“Debt” means, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of:

(1)                              borrowed money or evidenced by bonds, notes, debentures, loan agreements or similar instruments;

(2)                              indebtedness secured by any Lien on any property or asset owned by the Company or any Subsidiary, but only to the extent of the lesser of the amount of indebtedness so secured and the fair market value (determined in good faith by the board of directors of the Company or a duly authorized committee thereof) of the property subject to such Lien;

(3)                              reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(4)                              any lease of property by the Company or any Subsidiary as lessee which is required to be reflected on the consolidated balance sheet of the Company as a capitalized lease in accordance with GAAP, and also includes, to the extent not otherwise included, any non-contingent obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person other than the Company or any Subsidiary (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof).

“Euro” or “€” means single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Global Notes” has the meaning set forth in Section 301(1).

“GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Independent Investment Banker” means any of J.P. Morgan Securities plc, Barclays Bank PLC or Citigroup Global Markets Limited and their respective successors, or, if each such firm is unwilling or unable to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by the Company.

“Lease”  means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

“Managed REIT” means a REIT managed or advised by the Company or its Subsidiaries.

“Management Contract” means a management contract or advisory agreement under which the Company or any of its Subsidiaries provides management and advisory services to a third party, consisting of management of properties or provision of advisory services on property acquisition and dispositions, equity and debt placements and related transactional matters.

“Management Revenues” means, for any period, an amount equal to the aggregate sum of revenues for such period earned by the Company and its Subsidiaries on a pro forma basis from providing management and advisory services under Management Contracts (determined on a consolidated basis in accordance with GAAP), including asset management revenue, performance revenue, structuring revenue, advisor’s participation in cash flow (if any), interest income or any revenue earned as stipulated in a Management Contract and booked for financial reporting purposes, and distributions received for such period related to the ownership of equity in managed funds and Managed REITs but excluding revenue related to reimbursed costs; provided, however, that Management Revenues shall exclude any revenues earned under Management Contracts, or distributions received, by the Company and its Subsidiaries on a pro forma basis from a current Subsidiary that has not been a Subsidiary for the entirety of such period.

“Market Exchange Rate” means the noon buying rate in the City of New York for cable transfers of Euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Net Income (Loss)” means the aggregate of net income (or loss) of the Company and its Subsidiaries on a pro forma basis for the applicable period (determined on a consolidated basis in accordance with GAAP).

“Paying Agent” means Elavon Financial Services Limited, UK Branch, as Paying Agent for the Notes or any successor entity appointed by the Company as Paying Agent for the Notes in London.

“Project” means any office, industrial/manufacturing facility, educational facility, retail facility, distribution/warehouse facility, assembly or production facility, hotel, day care center, storage facility, health care/hospital facility, restaurant, radio or TV station, broadcasting/communication facility (including any transmission facility), any combination of any of the foregoing, or any land to be developed into any one or more of the foregoing pursuant to a written agreement with respect to such land for a transaction involving a Lease (or franchise agreement, in the case of a hotel), in each case owned, directly or indirectly, by any of the Company or its Subsidiaries.

“Property EBITDA” means, for any period, an amount equal to Consolidated EBITDA plus corporate level general and administrative expenses less Management Revenues.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“Subsidiary” means any Person (as defined in the indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company and/or by one or more other Subsidiaries of the Company, as the case may be, that is consolidated in the financial statements of the Company in accordance with GAAP and any other Persons that are consolidated with the Company for purposes of GAAP; provided, however, that calculations with respect to a current Subsidiary that has not been a Subsidiary for the entire period covered by such calculation applicable to the Notes will be calculated on a pro forma basis as if such Subsidiary was a Subsidiary as of the first day of such period.  For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers (or similar members of the governing body of such Person), as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Asset Value” means, as of any date, the sum of, without duplication:

(1)                              in respect of Projects owned or ground-leased by the Company and its Subsidiaries for at least four fiscal quarters (whether or not the applicable Subsidiary of the Company has been a Subsidiary of the Company for at least four fiscal quarters), the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

(2)                          in respect of Projects owned or ground-leased by the Company and its Subsidiaries for less than four fiscal quarters, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)                              for all other assets of the Company and its Subsidiaries, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP.

“Total Unencumbered Asset Value” means, as of any date, the sum of, without duplication:

(1)                              in respect of Projects owned or ground-leased by the Company and its Subsidiaries for at least four fiscal quarters (whether or not the applicable Subsidiary of the Company has been a Subsidiary of the Company for at least four fiscal quarters) and which are not subject to a Lien, the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

(2)                              in respect of Projects owned or ground-leased by the Company and its Subsidiaries for less than four fiscal quarters and which are not subject to a Lien, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)                              for all other assets of the Company and its Subsidiaries not subject to a Lien, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP;

all determined on a consolidated basis in accordance with GAAP; provided, however, that, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Asset Value.

“Trustee” has the meaning set forth in the first paragraph of this Second Supplemental Indenture.

“United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof).

“United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes; a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for Unites States income tax purposes; or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries that is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

ARTICLE TWO

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 1001 through 1004, inclusive, of the Original Indenture, there are established the following covenants for the benefit of Holders of each series of Securities issued on or subsequent to the date hereof (“Future Securities”) and to which such Future Securities shall be subject and to which Sections 402(3) and 1005 of the Original Indenture shall apply:

Section 201  Limitation on Incurrence of Debt.  The Company will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of its and its Subsidiaries’ Total Asset Value.

Section 202  Limitation on the Incurrence of Secured Debt.  In addition to the limitation set forth in Section 201 above, the Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of  all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) secured by a Lien on any of its or its Subsidiaries’ property or assets is greater than 40% of its and its Subsidiaries’ Total Asset Value.

Section 203  Limitation on the Incurrence of Debt Based on Consolidated EBITDA to Annual Debt Service Charge.  In addition to the limitations set forth in Sections 201 and 202 above, the Company will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Consolidated EBITDA to Annual Debt Service Charge (determined on a consolidated basis in accordance with GAAP) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such Debt is to be incurred (for which consolidated financial statements have been filed with the Commission on Form 10-K or Form 10-Q, as the case may be, or, if such filing is not permitted under the Exchange Act, with the Trustee) shall have been less than 1.5:1, calculated on the following assumptions:  (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four consecutive fiscal quarterly period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement of any other Debt  of the Company or any of its Subsidiaries  since the first day of such four consecutive fiscal quarterly  period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four consecutive fiscal quarterly period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire  such four consecutive fiscal quarterly period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

Section 204  Maintenance of Unencumbered Asset Value.  The Company will not have at any time Total Unencumbered Asset Value of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt (determined on a consolidated basis in accordance with GAAP).

ARTICLE THREE

FORM AND TERMS OF THE NOTES

This Article Three applies solely to the Notes and shall not affect the rights under the Original Indenture of the Holders of Securities of any other series.

Section 301  Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto.  The Notes shall be executed on behalf of the Company by two officers of the Company specified in Section 303 of the Original Indenture.  The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by or pursuant to Original Indenture or this Second Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently with the Original Indenture, be determined by the officer of the Company executing the Notes as evidenced by the execution of the Notes.  Each Note shall be dated the date of its authentication.  The Notes and any beneficial interest in the Notes shall be in minimum denominations of €100,000 and integral multiple of €1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Second Supplemental Indenture; and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that, to the extent of any inconsistency between the terms and provisions in the Original Indenture, as supplemented by this Second Supplemental Indenture, and those contained in the Notes, the Original Indenture, as supplemented by this Second Supplemental Indenture, shall govern.

(1)        Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities (the “Global Notes” and each, a “Global Note”), which shall be deposited with, or on behalf of, Euroclear and Clearstream, and registered in the name of USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, as common depositary for, and in respect of interests held through, Euroclear and Clearstream. The aggregate principal amount of outstanding Notes represented by a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Common Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for Certificated Notes pursuant to Section 301(3) of this Second Supplemental Indenture, such Global Notes may not be transferred except as a whole by the Common Depositary to its nominee or by its nominee to the Common Depositary or another nominee of the Common Depositary or by the Common Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 301(3) of this Second Supplemental Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a request by the Company for authentication, authenticate and deliver, Notes in physical, certificated form registered in such names and in such principal amounts equal to the outstanding aggregate principal amount of the Global Notes in exchange therefor.

(2)        Book-Entry Provisions. This Section 301(2) shall apply only to the Global Notes deposited with or on behalf of the Common Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 301(2), authenticate and deliver the Global Notes that shall be registered in the name of the Common Depositary or the nominee of the Common Depositary and shall be deposited with the Common Depositary on behalf of Euroclear and Clearstream.

So long as the Common Depositary or its nominee is the registered owner of the Global Notes, the Common Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Notes for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or its nominee, as applicable, or impair the operation of customary practices of such Common Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(3)        Certificated Notes. The Global Note shall be exchanged by the Company for one or more Notes in definitive, fully registered certificated form, without coupons (the “Certificated Notes”), if (i) the Common Depositary notifies the Company that it is unwilling, unable or no longer qualified to continue as common depositary for the Global Notes and the Company fails to appoint a successor common depositary within 90 calendar days; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or (iii) there has occurred and is continuing an Event of Default with respect to the Notes.  Whenever a Global Note is exchanged for one or more Certificated Notes, it shall be surrendered by the Holder thereof to the Trustee and cancelled by the Trustee.  All Certificated Notes issued in exchange for a Global Note, a beneficial interest therein or a portion thereof shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Common Depositary (in accordance with its customary procedures).

(4)        Transfer and Exchange of the Notes. Any Holder of a Global Note shall, by acceptance of the Global Note, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry procedures maintained by such Holder (or its agent), and that, subject to Section 301(3), ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form.  Transfers of a Global Note shall be limited to transfers in whole and not in part, to the Common Depositary, its successors and their respective nominees.  Interests of beneficial owners in a Global Note shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

Section 302  Certain Terms of the Notes.

The terms of the Notes are established as set forth in this Section, in Section 303 and as further established in the form of Note attached hereto as Exhibit A. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Second Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(1)        Title.  The Notes shall constitute a series of Securities having the title “2.000% Senior Notes due 2023.”

(2)        Principal Amount.  The Notes will initially be limited to an aggregate principal amount of FIVE HUNDRED MILLION EURO (€500,000,000). The Company may, from time to time, without notice to or the consent of any Holders, create and issue additional debt securities having the same terms as the Notes in all respects, except for the issue date, public offering price and, under certain circumstances, the date from which interest begins to accrue and the first payment of interest thereon, provided that (i) such issuance complies with the covenants set forth in the Original Indenture and (ii) any additional debt securities must be fungible with the previously outstanding Notes for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with, and will form a single series of debt securities under the Original Indenture with, the Notes. The Notes and any additional debt securities will rank equally and ratably in right of payment and will be treated as a single series of debt securities for all purposes under the Original Indenture.

(3)        Maturity Date; Principal Repayment. The Notes will mature on January 20, 2023 (the “Stated Maturity Date”). The principal of each Note payable at maturity or earlier redemption will be paid against presentation and surrender of the Note at the office or agency maintained for such purpose in London, initially the Corporate Trust Office of the Paying Agent, or by electronic means, in Euro.

(4)        Interest Rate. Interest of the Notes will accrue at the rate of 2.000% per year from, and including, January 21, 2015 or the most recent Interest Payment Date to which interest has been paid or provided for, as the case may be, and will be payable annually in arrears on January 20 of each year, beginning on January 20, 2016.  The interest so payable will be paid to each Holder in whose name a Note is registered at the close of business on the January 5 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date. Interest on the Notes shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention.

(5)        Issuance in Euro. Principal of, and premium or Redemption Price, if any, and interest on the Notes will be payable in Euro. If Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in Dollars until Euro is again available to the Company or so used. In such case, the amount payable on any date in Euro will be converted to Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in Dollars will not constitute an Event of Default under the Indenture. Neither the Trustee nor any Paying

Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

(6)        Sinking Fund Provisions. The Notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Section 303  Redemption.

(1)        Optional Redemption. The Notes will be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, in each case prior to October 20, 2022 (i.e., three months prior to the Stated Maturity Date), for cash, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association)) at the Comparable Government Bond Rate plus 0.30%, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after October 20, 2022 (i.e., three months prior to the Stated Maturity Date), the Notes will be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest will be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

(2)        Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after January 21, 2015, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes, then the Notes may be redeemed at the option of the Company, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest will be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

(3)        Notice of Redemption. The Company (or, at the Company’s request, the Paying Agent on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 30 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP, ISIN and Common Code numbers of the Notes to be redeemed, the

Redemption Date, the Redemption Price, the place or places of payment and that payment will be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption will become due and payable on the Redemption Date at the Redemption Price. On the Redemption Date, the Company will deposit with the Trustee or the Paying Agent an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption on and not including the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, will select the Notes to be redeemed, which, in the case of Notes in book-entry form, will be in accordance with the procedures of the applicable depositary. The Trustee may select Notes and portions of Notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

Section 304  Payment of Additional Amounts.

All payments in respect of the Notes will be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company will pay to a Holder who is not a United States person such additional amounts (the “Additional Amounts”) on the Notes as are necessary in order that the net payment by the Company or a Paying Agent of the principal of, and premium, if any, and interest on, the Notes to such Holder, after such withholding or deduction, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

1.         to any tax, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a Person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

a.         being or having been engaged in a trade or business in the United States or having had a permanent establishment in the United States or having had a qualified business unit which has the United States dollar as its functional currency;

b.         having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

c.         being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax; or

d.         being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

2.         to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.         to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4.         to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

5.         to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

6.         to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

7.         to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

8.         to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

9.         to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

10.       to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements (the Foreign Account Tax Compliance Act) or any successor provisions and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

11.       in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Section 304, the Company will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

ARTICLE FOUR

MISCELLANEOUS

Section 401  Relationship with Indenture.

The terms and provisions contained in the Original Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture.  However, to the extent any provision of the Original Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

Section 402  Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required provision shall control.  If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or excluded, as the case may be.

Section 403  Governing Law.

This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Section 404  Multiple Counterparts.

The parties may sign multiple counterparts of this Second Supplemental Indenture.  Each signed counterpart shall be deemed an original but all of them together represent one and the same Second Supplemental Indenture.

Section 405  Severability.

Each provision of this Second Supplemental Indenture shall be considered separable and if for any reason any provision that is not essential to the effectuation of the basic purpose of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 406  Ratification.

The Original Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed.  The Original Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law.  The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Second Supplemental Indenture.  The recitals and statement contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 407  Headings.

The Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 408  Effectiveness.

The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

W. P. CAREY INC., as Issuer

By:	/s/ Catherine D. Rice
Name:	Catherine D. Rice
Title:	Managing Director and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED, AS NOMINEE OF ELAVON FINANCIAL SERVICES LIMITED, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”). THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITORY TO A NOMINEE OF THE COMMON DEPOSITORY, BY A NOMINEE OF THE COMMON DEPOSITORY TO THE COMMON DEPOSITORY OR ANOTHER NOMINEE OF THE COMMON DEPOSITORY OR BY THE COMMON DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR AND CLEARSTREAM TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY, OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

W. P. CAREY INC.

2.000% Senior Note due 2023

REGISTERED	PRINCIPAL AMOUNT: €500,000,000

No. R-1

CUSIP: 92936UAB5

ISIN: XS1117300084
Common Code: 111730008

W. P. CAREY INC., a Maryland corporation (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), or its registered assigns, the principal amount of FIVE HUNDRED MILLION EURO (€500,000,000) on January 20, 2023 (the “Stated Maturity Date”) (unless redeemed on any date fixed for redemption (the “Redemption Date”) prior to the Stated Maturity Date in accordance with the terms of this Note and the Indenture) (the Stated Maturity Date and the Redemption Date are hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest on the outstanding principal amount of this Note from and including January 21, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as applicable, annually in arrears on January 20 of each year, commencing on January 20, 2016 (each, an “Interest Payment Date”), and, if applicable, on the Maturity Date, at the rate of 2.000% per annum, until said principal amount is paid or duly provided for. Interest on this Note shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention.

Payment of Interest.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 5, whether or not a Business Day, as defined in the Indenture, as the case may be, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, not inconsistent with the requirements of the New York Stock Exchange or any other securities exchange on which the Notes may be listed, all as more fully provided in the Indenture.

Issuance in Euro. Principal of, and premium and Redemption Price, if any, and interest on the Notes will be payable in Euro. If Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in Dollars until Euro is again available to the Company or so used. In such case, the amount payable on any date in Euro will be converted to Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in Dollars will not constitute an Event of Default under the Indenture. Neither the Trustee nor any Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

Optional Redemption; Redemption for Tax Reasons.  The provisions of Article Eleven of the Indenture shall apply to this Note, as supplemented or amended by the following paragraphs.

The Notes will be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, in each case prior to October 20, 2022 (i.e., three months prior to the Stated Maturity Date), for cash, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association)) at the Comparable Government Bond Rate plus 0.30%, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after October 20, 2022 (i.e., three months prior to the Stated Maturity Date), the Notes will be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest will be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after January 21, 2015, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes, then the Notes may be redeemed at the option of the Company, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest will be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

The following definitions will apply with respect to the foregoing:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Independent Investment Banker” means any of J.P. Morgan Securities plc, Barclays Bank PLC or Citigroup Global Markets Limited and their respective successors, or, if each such firm is unwilling or unable to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by the Company.

In order to exercise the Company’s right of optional redemption or redemption for tax reasons, the Company (or, at the Company’s request, the Paying Agent on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 30 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP, ISIN and Common Code numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment, and that payment will be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption will become due and payable on the Redemption Date at the Redemption Price. On the Redemption Date, the Company will deposit with the Trustee or the Paying Agent an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption on and not including the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, will select the Notes to be redeemed, which, in the case of Notes in book-entry form, will be in accordance with the procedures of the applicable depositary. The Trustee may select Notes and portions of Notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

Payment of Additional Amounts. All payments in respect of the Notes will be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company will pay to a Holder who is not a United States person such additional amounts (the “Additional Amounts”) on the Notes as are necessary in order that the net payment by the Company or a Paying Agent of the principal of, and premium, if any, and interest on, the Notes to such Holder, after such withholding or deduction, will not be less than the amount provided in the Notes to be then due and payable.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under Section 304 of the Second Supplemental Indenture (as defined below), the Company will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Place of Payment.  The Company will make payment of principal of, and premium or Redemption Price, if any and interest on, this Note at the office or agency maintained for such purpose in London, initially the Corporate Trust Office of the Paying Agent, or by electronic means, in Euro.

Time of Payment.  If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the Maturity Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.

General.  This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of March 14, 2014, among the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a Second

Supplemental Indenture thereto, dated as of January 21, 2015 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Company and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “2.000% Senior Notes due 2023” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to FIVE HUNDRED MILLION EURO (€500,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern.

Further Issuance.  The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, increase the principal amount of the series of Notes and issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial Interest Payment Date and initial date of interest accrual). Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes; provided, however, that any such Additional Securities that have the same CUSIP, ISIN, Common Code or other identifying number of any Outstanding Notes must be fungible with such Outstanding Notes for U.S. federal income tax purposes.

Events of Default.  If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund.  The Notes are not subject to, or entitled to the benefits of, any sinking fund.

Satisfaction and Discharge.  The Indenture contains provisions where, upon the Company’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.

Legal Defeasance and Covenant Defeasance.  The Indenture contains provisions for legal defeasance of certain obligations of the Company under this Note and the Indenture and covenant defeasance of certain obligations of the Company under the Indenture.

Modification and Waivers; Obligations of the Company Absolute.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits.  As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding any other provision of the Indenture, each Holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.

Authorized Denominations.  The Notes are issuable only in registered form without coupons in minimum denominations of €100,000 or any integral multiple of €1,000 in excess thereof.

Registration of Transfer or Exchange.  As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the Corporate Trust Office of the Paying Agent (or, otherwise, in accordance with applicable procedures of Euroclear and Clearstream) duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company, the Trustee or the Paying Agent may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee, the Paying Agent or any such agent shall be affected by notice to the contrary.

Defined Terms.  All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Governing Law.  The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP number, ISIN number or Common Code printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by duly authorized signatories.

Dated: January 21, 2015

W. P. CAREY INC.

By:
Name:
Title:

W. P. CAREY INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: January 21, 2015

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,
including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee